Exhibit 10.4

January 14, 2019

Ritesh Chaturbedi

225 Sollas Ct.

Ridgewood, NJ 07450

Re:	Termination Letter Agreement

Dear Ritesh:

This letter agreement (the “Agreement”) is entered into in connection with your termination as Chief Operating Officer of Ditech Holding Corporation (the “Company”) by the Company without cause. Your termination is effective as of January 11, 2019 (the “Termination Date”). This Agreement shall serve as your official termination from your position as Chief Operating Officer of the Company and from all other positions with the Company and its subsidiaries, and your employment with the Company and its subsidiaries shall terminate, in each case effective on the Termination Date.

The parties shall have the following rights and obligations pursuant to this Agreement:

1.	Employment.

(a)	Last Day. Your last day as an employee of the Company, and in all other positions with the Company and its subsidiaries, is on your Termination Date.

(b)

Offer Letter. Except as specifically provided herein, your offer letter with the Company dated April 18, 2018 (the “Offer Letter”) shall terminate on the Termination Date. You acknowledge that, other than as provided herein in paragraph 1(c) below, you will not be entitled to any further base salary, bonus or incentive compensation, including without limitation any rights to a long-term incentive award pursuant to your Offer Letter.

(c)	Salary Through Termination Date. You will receive your base salary through your Termination Date.

2.

Severance. Pursuant to the terms of your Offer Letter, you are entitled to a severance benefit equal to twelve (12) months of your current base salary ($450,000), payable in equal bi-weekly installments over a period of twelve (12) months in accordance with the Company’s regular payroll practices (the “Severance Benefit”). Receipt of the Severance Benefit is conditioned upon (i) your execution and non-revocation of the Release of Claims attached hereto as Exhibit A (the “Release”), as required under your Offer Letter and (ii) your continued compliance with your Confidentiality, Non-Interference, and Invention Assignment Agreement with the Company dated April 18, 2018 (the “Non-Interference Agreement”). Payment of your Severance Benefit will begin on the first regularly scheduled payroll date following the effective date of the Release.

3.

PSU Award Agreements. Under the terms of your Performance Stock Unit Award Agreements dated July 18, 2018, you were granted target awards of 90,252 and 8,000 Performance Stock Units. Your Performance Stock Units shall be treated in accordance the terms and conditions of your Performance Stock Unit Award Agreements dated July 18, 2018, applied on the basis of a termination of your employment without “cause.”

4.

Transaction Incentive Award. Under the terms of your Transaction Incentive Award letter agreement with the Company dated July 24, 2018, you will not be eligible to receive any portion of the Transaction Incentive Award. This Transaction Incentive Award letter agreement shall be of no further force or effect following the Termination Date.

5.

KERP Agreement. Under the terms your Key Employee Retention Bonus letter agreement with the Company dated October 2, 2018 (the “KERP Agreement”), you will not be required to repay any portion of the bonus paid to you pursuant to the KERP Agreement.

6.

Non-Interference Agreement. In connection with entering into this Agreement and for the good and valuable consideration set forth herein, including the Severance Benefit, you hereby reaffirm your obligations under the Non-Interference Agreement, which shall continue in full force and effect in accordance with its terms.

7.

Employee Benefits. The Termination Date shall be the termination date of your employment for purposes of participation in and coverage under all benefit plans and programs sponsored by the Company and its subsidiaries.

8.

Entire Agreement; Amendment; Assignment. This Agreement sets forth the entire understanding of the Company and you regarding the subject matter hereof and supersedes all prior agreements, understandings and inducements, whether express or implied, oral or written, except as specifically provided herein. No modification or amendment of this Agreement shall be effective without a prior written agreement signed by you and the Company. You may not assign your rights under this Agreement except upon your death. This Agreement shall be binding upon the Company and its successors and assigns.

9.

Governing Law. This Agreement is governed by and is to be construed under the laws of the Commonwealth of Pennsylvania without giving effect to the conflict of law’s provisions thereof. Each party to this Agreement also hereby waives any right to trial by jury in connection with any suit, action, or proceeding under or in connection with this Agreement.

DITECH HOLDING CORPORATION	ACCEPTED AND AGREED:

/s/ Elizabeth Monahan	/s/ Ritesh Chaturbedi
By: Elizabeth Monahan	By: Ritesh Chaturbedi
Title: Chief Human Resources Officer

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EXHIBIT A

RELEASE OF CLAIMS

As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise. Capitalized terms not otherwise defined herein shall have the meaning set forth in my Termination Letter Agreement, dated January 14, 2019, and to which this Release is attached as an Exhibit (the “Termination Letter”).

I intend the release contained herein to be a general release of any and all claims to the fullest extent permissible by law.

For and in consideration of the foregoing, and other payments and benefits described in the Termination Agreement, and other good and valuable consideration (the “Consideration”), I, Ritesh Chaturbedi, for and on behalf of myself and my heirs, administrators, executors, and assigns, effective the date on which this Release becomes effective pursuant to its terms, do fully and forever release, remise, and discharge the Company and its subsidiaries (collectively, the “Company Group”), together with their respective current and former officers, directors, partners, members, shareholders, fiduciaries, employees, representatives, successors, assigns, and agents of the aforementioned (collectively, and with the Company Group, the “Company Parties”) from any and all claims, complaints, charges, liabilities, demands, causes of action (whether known or unknown, fixed or contingent) whatsoever up to the date hereof that I had, may have had, or now have against the Company Parties, for or by reason of any matter, cause, or thing whatsoever, including any right or claim arising out of or attributable to my employment or the termination of my employment with the Company or otherwise, whether for (by way of example only) tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, slander, claims for personal injury, harm, or other damages (whether intentional or unintentional and whether occurring on the job or not including, without limitation, negligence, misrepresentation, fraud, assault, battery, invasion of privacy, and other such claims) or under any U.S. federal, state, or local law, ordinance, rule, regulation or common law dealing with employment, including, but not limited to, discrimination in employment based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”), Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Equal Pay Act, the Older Workers Benefit Protection Act of 1990, the Sarbanes-Oxley Act of 2002, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Employee Retirement Income Security Act of 1974, the Immigration and Reform Control Act, the Uniformed Services Employment and Reemployment Rights Act, the Rehabilitation Act of 1973, the Workers Adjustment and Retraining Notification Act, the Fair Labor Standards Act, and the National Labor Relations Act, each as may be amended from time to time, and all other U.S. federal, state, and local laws, regulations or ordinances, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees.

I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims, including any claims under any of the laws listed in the preceding paragraph.

By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA, a U.S. federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

Notwithstanding the foregoing, nothing in this Release shall be a waiver of: (i) any claim by me to enforce the terms of this Release or the Termination Letter; (ii) any claims that cannot be waived by law including, without limitation, any claims filed with any Governmental Entity or claims under the ADEA that arise after the date of this Agreement; (iii) my right of indemnification and D&O coverage by virtue of my service as an officer, whether by agreement, common law, statute or pursuant to the Company’s Certificate of Incorporation, as amended to date; or (iv) any contributions I have made or any vested contributions made by any of the Company Parties to a defined contribution plan sponsored or maintained by a Company Party. While this Release does not prevent me from filing a charge with any Governmental Entity, I agree that I will not be entitled to or accept any personal recovery in any action or proceeding that may be commenced on my behalf arising out of the matters released hereby, including but not limited to, any charge filed with the EEOC or any other Governmental Entity that prohibits the waiver of the right to file a charge; provided, however, that nothing herein shall preclude my right to receive an award from a Governmental Entity for information provided under any whistleblower program.

I acknowledge and agree that by virtue of the foregoing, I have waived any relief available (including, without limitation, monetary damages, equitable relief, and reinstatement) under any of the claims and/or causes of action waived in this Release. Therefore, I agree not to accept any award, settlement, or relief (including legal or equitable relief) from any source or proceeding (including but not limited to any proceeding brought by any other person or by any Governmental Entity) with respect to any claim or right waived in this Release.

I represent and warrant that I have not previously filed any action, grievance, arbitration, complaint, charge, lawsuit or similar proceedings regarding any of the claims released herein against any of the Company Parties.

I expressly acknowledge and agree that I

•	Am able to read the language, and understand the meaning, conditions, and effect, of this Release;

•	Understand that this Release effects a release and waiver of any rights I may have under ADEA, as amended by the Older Workers Benefit Protection Act of 1990;

•

Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;

•

Am specifically agreeing to the terms of the release of claims contained in this Release because the Company has agreed to pay me the Consideration, which the Company has agreed to provide because of my agreement to accept it in full settlement of all possible claims I might have or ever had, and because of my execution of this Release;

•	Acknowledge that, but for my execution of this Release, I would not be entitled to the Consideration;

•	Understand that, by entering into this Release, I do not waive rights or claims that may arise after the date I execute this Release;

•

Had or could have twenty-one (21) days following my receipt of this Release (the “Review Period”) in which to review and consider this Release, and that if I execute this Release prior to the expiration of the Review Period, I have voluntarily and knowingly waived the remainder of the Review Period;

•	Have not relied upon any representation or statement not set forth in the Termination Letter or this Release made by the Company or any of its representatives;

•	Was advised to consult with my attorney regarding the terms and effect of this Release prior to executing this Release; and

•	Have signed this Release knowingly and voluntarily and I have not been coerced, intimidated, or threatened into signing this Release.

I hereby agree to waive any and all claims to re-employment with the Company or any other member of the Company Group and affirmatively agree not to seek further employment with the Company or any other member of the Company Group.

Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days following the date of its delivery by me to the Company (the “Revocation Period”), during which time I may revoke my acceptance of this Release by notifying the Company, in writing, delivered to the Company at its principal executive office, marked for the attention of its General Counsel. To be effective, such revocation must be received by the Company no later than 11:59 p.m. on the seventh (7th) calendar day following the delivery of this Release to the Company. Provided that the Release is executed and I do not revoke it during the Revocation Period, the eighth (8th) day following the date on which this Release is executed shall be its effective date. I acknowledge and agree that if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other member of the Company Group will have any obligations to pay me the Consideration.

The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, assigns, and successors. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.

THIS RELEASE SHALL BE INTERPRETED UNDER AND IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT REGARD TO CONFLICTS OF LAWS. I HEREBY AGREE TO RESOLVE ANY DISPUTE OVER THE TERMS AND CONDITIONS OR APPLICATION OF THIS RELEASE THROUGH BINDING ARBITRATION PURSUANT TO THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION (“AAA”). THE ARBITRATION WILL BE HEARD BY ONE ARBITRATOR TO BE CHOSEN AS PROVIDED BY THE RULES OF THE AAA AND SHALL BE HELD IN NEW YORK, NEW YORK. IF THIS RELEASE IS DECLARED ILLEGAL OR UNENFORCEABLE BY THE ARBITRATOR, I AGREE TO EXECUTE A BINDING REPLACEMENT RELEASE.

/s/ Ritesh Chaturbedi
Ritesh Chaturbedi
Date: 01/14/19

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